UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN

PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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☐	Definitive Proxy Statement
☐	Definitive Additional Materials
☒	Soliciting Material Pursuant to § 240.14a-12

Casey’s General Stores, Inc.

(Name of Registrant as Specified in its Charter)

Alimentation Couche-Tard Inc.

ACT Acquisition Sub, Inc.

(Name of Persons Filing Proxy Statement, if other than Registrant)

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The following are portions of a script that was prepared for purposes of the earnings conference call held by Alimentation Couche-Tard Inc. (“Couche-Tard”) on July 13, 2010:

[Portions of the script that are not related to Couche-Tard’s proposed acquisition of Casey’s General Stores, Inc. (“Casey’s”) are omitted.]

Before we get into our fourth quarter results, I would like to make a few brief comments on our proposed transaction with Casey’s General Stores. As you know, on June 2nd, Couche-Tard commenced a tender offer to acquire all of the outstanding shares of common stock of Casey’s (including the associated preferred stock purchase rights) for $36.00 per share in cash.

We strongly believe that a combination of Casey’s and Couche-Tard is compelling and would deliver superior value to the shareholders, employees, business partners and other constituencies of Casey’s.

Our all-cash offer represents a premium of 14% over the closing price of Casey’s common stock on April 8th, 2010, the last trading day prior to the public disclosure of our offer.

Our offer also represents a premium of 17% over the 90-calendar day average closing share price, and a premium of 24% over the one-year average share price, Casey’s common stock as of April 8th.

Our offer is also a premium of 9% to the all-time and 52-week high trading price of Casey’s common stock prior to our announcement.

In stark contrast, since 1997, the mean initial offer price for all-cash unsolicited offers with a transaction value greater than $1 billion, is a 31% discount to the all-time high of the respective target companies’ trading prices. It is also a 6% discount to the 52-week high.

Our $36 per share offer represented a multiple of 7.4x trailing EBITDA at the announcement, as reported by Casey’s – an attractive multiple that is at the high-end of prior transactions in the convenience store space.

While it remains our strong preference to negotiate a mutually acceptable transaction with the Casey’s Board, we are committed to pursuing a combination of our two companies. Given Casey’s refusal to engage in any dialogue with us, we were left with no choice but to take our offer directly to the shareholders of Casey’s. We commenced our tender offer on June 2nd, and we just extended our offer to August 6th.

To reinforce our commitment to this transaction, on June 7th, we nominated a full, alternate slate of nine director candidates for election to the Casey’s Board at the next annual meeting of Casey’s shareholders. We strongly believe that our director candidates, if elected, will exercise independent judgment in considering our tender offer and will serve the best interests of Casey’s and its shareholders. We expect to file our preliminary proxy materials shortly.

Lastly, I would like to add that we strongly believe that Casey’s lawsuit and claims against Couche-Tard are inappropriate and serve only to mislead the Casey’s shareholders and deny them the opportunity to accept our all-cash premium offer. Why not give the choice to the true owners…the shareholders. We remain committed to making this combination a reality and will not be discouraged by Casey’s efforts to distract its shareholders with these baseless claims. In order to set the record straight, on June 18th, we filed an answer and counterclaim in the U.S. District Court for the Southern District of Iowa, in response to the complaint filed by Casey’s on June 11th with respect to our tender offer. On July 12th, Casey’s filed a motion to dismiss our counterclaim. We believe Casey’s motion is without merit and will vigorously oppose it.

Once again, we believe our offer price represents full and fair value for Casey’s. Our tender offer was commenced to allow the Casey’s shareholders to decide if they wish to accept an immediate premium in cash, and thereby avoid any uncertainty with respect to the future stock performance of Casey’s – a decision that the Casey’s Board seeks to deny its shareholders. Worst, since the beginning, this process dispossessed value from shareholders with all these external fees and management contracts.

We will now answer questions you submitted earlier today.

Patricia Baker—Scotia

Do you have a target debt to capitalization ratio that you would like to manage to and how might the proposed CASY transaction impact it in the near term? What is your current appetite or inclination to issue equity?

Raymond Paré – Couche-Tard

We currently do not have any plan to issue equity, and we are managing the leverage of the Company appropriately.

Irene Nattel—RBC

This is really the first opportunity you’ve had to speak publicly on the CASY bid. Can you talk about the benefits in this transaction for ATD shareholders, and how this acquisition advances your strategic objectives?

Raymond Paré – Couche-Tard

We will not comment further on this. All public comments about our offer are available on SEC’s website at http://www.sec.gov.

Jim Durran – NB Financial

What do you read into the fact that 19% of Caseys shareholders have tendered? Do you see that as hopeful, or disappointing and why?

Raymond Paré – Couche-Tard

We are encouraged by the support from the Casey’s shareholders and hope that Casey’s will remove the impediments that they have put in place and allow the shareholders to decide freely.

Forward-looking Statements

The statements set forth in this communication, which describes Couche-Tard’s objectives, projections, estimates, expectations or forecasts, may constitute forward-looking statements. Positive or negative verbs such as “plan”, “evaluate”, “estimate”, “believe” and other related expressions are used to identify such statements. Couche-Tard would like to point out that, by their very nature, forward-looking statements involve risks and uncertainties such that its results, or the measures it adopts, could differ materially from those indicated or underlying these statements, or could have an impact on the degree of realization of a particular projection. Major factors that may lead to a material difference between Couche-Tard’s actual results and the projections or expectations set forth in the forward-looking statements include the possibility that Couche-Tard will not be able to complete the tender offer as expected; Couche-Tard’s ability to achieve the synergies and value creation contemplated by the proposed transaction; Couche-Tard’s ability to promptly and effectively integrate the businesses of Casey’s; expected trends and projections with respect to particular products, services, reportable segment and income and expense line items; the adequacy of Couche-Tard’s liquidity and capital resources and expectations regarding Couche-Tard’s financial condition and liquidity as well as future cash flows and earnings; anticipated capital expenditures; the successful execution of growth strategies and the anticipated growth and expansion of Couche-Tard’s business; Couche-Tard’s intent, beliefs or current expectations, primarily with respect to future operating performance; expectations regarding sales growth, gross margins, capital expenditures and effective tax rates; expectations regarding the outcome of various pending legal proceedings; seasonality and natural disasters; and such other risks as described in detail from time to time in the reports filed by Couche-Tard with securities authorities in Canada and the United States. Unless otherwise required by applicable securities laws, Couche-Tard disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. The forward-looking information in this communication is based on information available as of the date of the communication.

Important Additional Information

This communication does not constitute an offer to buy or solicitation of an offer to sell any securities. The tender offer (the “Tender Offer”) is being made pursuant to a tender offer statement on Schedule TO (including the Offer to Purchase, Letter of Transmittal and other related tender offer materials) filed by Couche-Tard and ACT Acquisition Sub, Inc. (“ACT Acquisition Sub”) with the SEC on June 2, 2010. These materials, as they may be amended from time to time, contain important information, including the terms and conditions of the Tender Offer, that should be read carefully before any decision is made with respect to the Tender Offer. Investors and security holders of Casey’s can obtain free copies of these documents and other documents filed with the SEC by Couche-Tard through the web site maintained by the SEC at http://www.sec.gov or by directing a request to the Corporate Secretary of Alimentation Couche-Tard Inc., 4204 Industriel Blvd., Laval, Québec, Canada H7L 0E3. Free copies of any such documents can also be obtained by directing a request to Couche-Tard’s information agent, Innisfree M&A Incorporated, at (877) 717-3930.

In connection with the proposed transaction, Couche-Tard and ACT Acquisition Sub may file a proxy statement with the SEC. Any definitive proxy statement will be mailed to the shareholders of Casey’s. Investors and security holders of Casey’s are urged to read these and other documents filed with the SEC carefully in their entirety when they become available because they will contain important information. Investors and security holders of Casey’s will be able to obtain free copies of these documents (if and when available) and other documents filed with the SEC by Couche-Tard through the web site maintained by the SEC at http://www.sec.gov or by directing a request to the Corporate Secretary of Alimentation Couche-Tard Inc., 4204 Industriel Blvd., Laval, Québec, Canada H7L 0E3. Free copies of any such documents (when available) can also be obtained by directing a request to Couche-Tard’s information agent, Innisfree M&A Incorporated, at (877) 717-3930.

Certain Information Regarding Participants

Couche-Tard and ACT Acquisition Sub, its indirect wholly owned subsidiary, and certain of their respective directors and executive officers, and Couche-Tard’s nominees for election to the board of directors of Casey’s at the 2010 annual meeting of shareholders of Casey’s, may be deemed to be participants in the proposed transaction under the rules of the SEC. As of the date of this press release, Couche-Tard is the beneficial owner of 362 shares of common stock of Casey’s (which includes 100 shares of common stock of Casey’s owned by ACT Acquisition Sub). Security holders may obtain information regarding the names, affiliations and interests of Couche-Tard’s directors and executive officers in Couche-Tard’s Annual Report on Form 40-F for the fiscal year ended April 26, 2009, which was filed with the SEC on July 24, 2009, and its proxy circular for the 2009 annual general meeting, which was furnished to the SEC on a Form 6-K on July 24, 2009. These documents can be obtained free of charge from the sources indicated above. Additional information regarding the interests of these participants in the proxy solicitation and a description of their direct and indirect interests, by security holdings or otherwise, will also be included in any proxy statement and other relevant materials to be filed with the SEC if and when they become available.